BASS, BERRY & SIMS PLC Attorneys at Law	Exhibit 5.1
A PROFESSIONAL LIMITED LIABILITY COMPANY 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238-3001 (615) 742-6200

January 30, 2008

Acxiom Corporation

P. O. Box 8180

1 Information Way

Little Rock, Arkansas 72203-8180

RE:	REGISTRATION STATEMENT ON FORM S-8 OF SHARES OF COMMON STOCK PAR VALUE $0.10 PER SHARE, OFFERED PURSUANT TO THE 2008 NONQUALIFIED EQUITY COMPENSATION PLAN OF ACXIOM CORPORATION

Ladies and Gentlemen:

We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation (the “Plan”) filed by you with the Securities and Exchange Commission, covering an aggregate of 525,000 shares (the “Shares”) of common stock, $0.10 par value, issuable pursuant to the Plan.

In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bass, Berry & Sims PLC